AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SUMMIT BANK CORPORATION,

THE SUMMIT NATIONAL BANK

AND

CONCORD BANK, NATIONAL ASSOCIATION

Dated as of December 8, 2005

5.18	Legal Proceedings	17
5.19	Reports	17
5.20	Accounting, Tax and Regulatory Matters	18
5.21	Community Reinvestment Act	18
5.22	Privacy of Customer Information	18
5.23	Technology Systems	18
5.24	Bank Secrecy Act Compliance	19
5.25	Board Recommendation	19
5.26	Change in Control Agreements	19

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SBC		19

6.1	Organization, Standing and Power	19
6.2	Authority; No Breach By Agreement	20
6.3	Capital Stock	21
6.4	SEC Filings; Financial Statements	21

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		22

7.1	Affirmative Covenants of Each Party	22
7.2	Negative Covenants of Concord	22
7.4	Adverse Changes in Condition	24
7.5	Reports	24

ARTICLE 8 ADDITIONAL AGREEMENTS		24

8.1	Applications	24
8.2	Access to Technology Systems	24
8.3	Agreement as to Efforts to Consummate	24
8.4	Investigation and Confidentiality	25
8.5	No Solicitations	25
8.6	Press Releases	26
8.7	Charter Provisions	26
8.8	Indemnification and Insurance	26
8.9	Employee Benefits and Contracts	28

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		29

9.1	Conditions to Obligations of Each Party	29
9.2	Conditions to Obligations of SBC	29
9.3	Conditions to Obligations of Concord	31

ARTICLE 10 TERMINATION		32

10.1	Termination	32
10.2	Effect of Termination	34
10.3	Non-Survival of Representations and Covenants	34

10.4	Termination Payment	34
10.5	Reimbursement of Expenses	35

ARTICLE 11 MISCELLANEOUS		35

11.1	Definitions	35
11.2	Expenses	43
11.3	Brokers and Finders	43
11.4	Entire Agreement	43
11.5	Amendments	43
11.6	Waivers	44
11.7	Assignment	44
11.8	Notices	44
11.9	Governing Law	45
11.10	Counterparts	45
11.11	Captions; Articles and Sections	45
11.12	Interpretations	45
11.13	Severability	46

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 8, 2005, by and among SUMMIT BANK CORPORATION, a Georgia corporation with its principal office in Atlanta, Georgia (“SBC”), THE SUMMIT NATIONAL BANK, a national banking association organized under the laws of the United States with its principal office located in Atlanta, Georgia (“Summit Bank”), and CONCORD BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States with its principal office in Houston, Texas (“Concord”).

Preamble

The respective Boards of Directors of SBC, Summit Bank, and Concord are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the merger of Concord with and into Summit Bank, with Summit Bank being the Surviving Bank of the merger.

Summit Bank has capital of $1,500,000, divided into 15,000 issued and outstanding shares of common stock, each of $100 par value, surplus of $20,384,000, and undivided profits, including capital reserves, of $24,797,000 as of September 30, 2005; and Concord has capital of $3,100,000, divided into 620,000 issued and outstanding shares of common stock, each of $5.00 par value, surplus of $3,973,189, and undivided profits, including capital reserves, of $4,182,332 as of September 30, 2005.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1           Merger.

(a)           Subject to the terms and conditions of this Agreement, Concord shall be merged with and into Summit Bank in accordance with the provisions of the National Bank Act (the “Merger”). Summit Bank shall be the Surviving Bank resulting from the Merger and shall continue to be governed by the Laws of the United States.

(b)           On the Effective Time the separate existence of Concord shall cease and Concord shall be merged into Summit Bank, which shall possess all the rights, privileges, powers, and franchises both of a public and a private nature, and shall be subject to all the restrictions, disabilities, and duties of each of the banks so merged (the “Constituent Banks”); and all the rights, privileges, powers and franchises of each of the Constituent Banks, in all property, real and personal, and mixed, and all debts due to any of such Constituent Banks on whatever account, as well for share subscriptions as for all other things and actions or belonging to each of such Constituent Banks, shall be vested in Summit Bank; and all property, rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of Summit Bank as they were of the respective Constituent Banks, and the title to any real estate vested by deed or otherwise, under the laws of this state and any of such Constituent Banks, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of any of such Constituent Banks shall be preserved unimpaired, and all debts, liabilities, and duties of the respective Constituent Banks shall thenceforth attach to Summit Bank, and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

1.2           Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the office of Powell Goldstein LLP, 1201 West Peachtree St., Atlanta, GA 30309, or at such location as may be mutually agreed upon by the Parties.

1.3           Effective Time. Subject to the terms and conditions hereof, unless otherwise agreed upon by SBC and Concord, the Parties shall cause the effective time of the Merger and other transactions contemplated by this Agreement to occur after the close of business on such date upon which the Parties agree (the “Effective Time”). The Effective Time shall be on a date, to be agreed upon by the Parties, following the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, but in no event later than April 30, 2006, unless otherwise agreed by the Parties.

ARTICLE 2
TERMS OF MERGER

2.1           Articles of Association. The Articles of Association of Summit Bank in effect immediately prior to the Effective Time shall be the Articles of Association of the Surviving Bank.

2.2           Bylaws. The Bylaws of Summit Bank in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until duly amended or repealed.

2.3           Directors and Officers. The officers and directors of Summit Bank in office immediately prior to the Effective Time shall serve as the officers and directors of the Surviving Bank from and after the Effective Time.

2.4           Effect of Merger. All Assets of Concord as they exist at the time of the Merger shall pass to and vest in Summit Bank without any conveyance or other transfer. Summit Bank shall be responsible for all of the liabilities of every kind and description of each of the Constituent Banks as of the Effective Time.

2.5           Capital Stock of Summit Bank. As of September 30, 2005, Summit Bank had capital of $1,500,000, divided into 15,000 issued and outstanding shares of common stock, each of $100 par value. At the Effective Time, Summit Bank shall capital and surplus, and undivided profits, including capital reserves, which when combined with the capital and surplus of Concord will be equal to the combined capital structures of the merging banks as stated in the preamble to this Agreement, adjusted however for normal earning and expenses between September 30, 2005 and the Effective Time.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1           Conversion of Shares. All of the shares of SBC capital stock and Summit Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. The manner and basis of converting the shares of Concord Common Stock upon consummation of the Merger shall be as follows:

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of SBC, Concord, or the holders of Concord Common Stock, subject to the provision of this Article 3, each outstanding share of Concord Common Stock (excluding shares held by any Concord Entity, other than in a fiduciary capacity or as a result of debts previously contracted) shall be converted into the right to receive an amount of cash equal to Twenty Three Million, Seven Hundred Thousand Dollars ($23,700,000) (the “Consideration”) divided by 620,000 (which equals $38.2258 for each share of Concord Common Stock). The Consideration per share payable to any holder of Dissenting Shares will be applied to satisfy the amounts owed to such holders as provided in Article 4 of this Agreement.

(b)           Each share of Concord Common Stock held in the treasury of Concord or any Subsidiary of Concord (other than in a fiduciary capacity or as a result of debts previously contracted) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

ARTICLE 4
EXCHANGE OF SHARES

4.1           Exchange of Certificates; Dissenting Shares.

(a)           After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Concord Common Stock, other than Dissenting Shares and treasury shares, upon surrender thereof to SBC, together with duly executed transmittal materials provided pursuant to subsection 4.1(b) or upon compliance by the holder or holders thereof with the procedures of SBC with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefore his or her proportionate share of the Consideration payable in exchange for such shares.

(b)           Promptly after the Effective Time, SBC shall send or cause to be sent to each shareholder of record of Concord at the Effective Time, excluding the holders, if any, of Dissenting Shares, transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (as hereinafter defined) shall pass, only upon proper delivery of the Certificates to SBC) for use in exchanging certificates of Concord Common Stock (the “Certificates”).

(c)           Upon surrender to SBC of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore his or her portion of the Consideration deliverable in respect of the shares of Concord Common Stock represented by such Certificate, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the portion of Consideration deliverable upon surrender of the Certificate. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of SBC that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 4.1, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the corresponding portion of the Consideration without any interest thereon. Payments to holders of Dissenting Shares shall be made as required by 12 USC 215a.

(d)           Notwithstanding anything in this Agreement to the contrary, no Dissenting Shares shall be converted in the Merger. All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under 12 USC 215a; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with 12 USC 215a or withdraws or loses such holder’s Dissenters’ Rights, such shares held by such shareholder shall be treated the same as all other holders of Concord Common Stock who at the Effective Time held Outstanding Concord Shares.

4.2           Rights of Former Concord Shareholders. At the Effective Time, the stock transfer books of Concord shall be closed as to holders of Concord Common Stock immediately prior to the Effective Time and no transfer of Concord Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing Concord Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF CONCORD

Prior to the date hereof, Concord has delivered to SBC a disclosure memorandum (the “Concord Disclosure Memorandum”) containing information regarding Concord as indicated at various places in this Agreement. All information set forth in the Concord Disclosure Memorandum or in documents incorporated by reference in the Concord Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5, provided, however, that in order to be part of or modify a representation or warranty, the Concord Disclosure Memorandum must reference the particular warranty or representation by section. Concord shall promptly provide SBC with written notification of any event, occurrence or other information that shall become known to Concord before the Effective Time that would be required to be included in the Concord Disclosure Memorandum if the Concord Disclosure Memorandum were to be prepared as of the date of such event, occurrence or information; provided that no such notice shall have the effect of modifying the Concord Disclosure Memorandum or any representation or warranty of Concord in this Agreement to which such notice relates.

Concord hereby represents and warrants to SBC and Summit Bank as follows:

5.1           Organization, Standing, and Power.

(a)           Concord is a bank duly organized, validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.

(b)           The character of Concord’s Assets and the nature and conduct of Concord’s business does not require it to be qualified or licensed to transact business in any State or jurisdiction other than Texas, and Concord is duly qualified and licensed to transact business in good standing in Texas.

(c)           The minute book and other organizational documents for Concord have been made available to SBC for its review and, except as disclosed in Section 5.1 of the Concord Disclosure Memorandum, accurately reflect all amendments thereto and all material proceedings of the Board of Directors and shareholders thereof.

5.2           Authority; No Breach By Agreement.

(a)           Concord has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Concord. Subject to receipt of the requisite Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of Concord, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)           Neither the execution and delivery of this Agreement by Concord, nor the consummation by Concord of the transactions contemplated hereby, nor compliance by Concord with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Concord Subsidiary or any resolution adopted by the board of directors or the shareholders of any Concord Entity that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Concord Entity under, any Contract or Permit of any Concord Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Concord Entity or any of their respective material Assets (including any Concord Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Concord Entity being reassessed or revalued by any Taxing authority).

(c)           Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq National Market, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Concord of the Merger and the other transactions contemplated in this Agreement.

5.3           Capital Stock.

(a)           The authorized capital stock of Concord consists of 5,000,000 shares of $5.00 par value per share Concord Common Stock, of which 620,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Concord are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Concord has been issued in violation of any preemptive rights of the current or past shareholders of Concord.

(b)           Except as set forth in Section 5.3(b) of the Concord Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of Concord outstanding and there are no outstanding Equity Rights relating to the capital stock of Concord. Any outstanding Equity Rights disclosed in Section 5.3(b) of the Concord Disclosure Memorandum will be exercised or cancelled prior to the Closing.

5.4           Concord Subsidiaries.

(a)           Concord has disclosed in Section 5.4 of the Concord Disclosure Memorandum all of its Subsidiaries, including its jurisdiction of incorporation or formation and the number of shares owned by Concord and percentage ownership interest of Concord in each Subsidiary. Except as disclosed in Section 5.4 of the Concord Disclosure Memorandum, Concord owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Concord Subsidiary. No capital stock (or other equity interest) of any Concord Subsidiary is or may become required to be issued (other than to another Concord Entity) by reason of any Equity Rights, and there are no Contracts by which any Concord Subsidiary is bound to issue (other than to another Concord Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Concord Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Concord Subsidiary (other than to another Concord Entity). There are no Contracts relating to the rights of any Concord Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Concord Subsidiary. All of the shares of capital stock (or other equity interests) of each Concord Subsidiary held by a Concord Entity are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable and are owned by the Concord Entity free and clear of any Lien, except as disclosed in Section 5.4 of the Concord Disclosure Memorandum.

(b)           Except as disclosed in Section 5.4 of the Concord Disclosure Memorandum, each Concord Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted.

(c)           Each Concord Subsidiary is duly qualified or licensed to transact business in good standing in Texas, and no Concord Subsidiary is required due to the character of its Assets or the nature or conduct of its business to be qualified or licensed in any other State or jurisdiction. The minute book and other organizational documents for each Concord Subsidiary have been made available to SBC for its review, and, except as disclosed in Section 5.4 of the Concord Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof

5.5           Financial Statements. Concord has delivered to SBC copies of all Concord Financial Statements and will deliver to SBC copies of all similar financial statements prepared subsequent to the date hereof. The Concord Financial Statements and any supplemental financial statements (as of the date thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Concord, which are and will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, (b) present or will present, as the case may be and in all material respects, fairly the financial position of Concord and its Subsidiaries as of the dates indicated and the results of operation, changes in shareholders’ equity, and cash flows for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereof or, in the case of interim financial statements, to the normal recurring year-end adjustments that are not material in any amount or effect), and (c) do not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.6           Absence of Undisclosed Liabilities. No Concord Entity has any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) Liabilities that are accrued or reserved against in the balance sheet of Concord as of September 30, 2005, included in the Concord Financial Statements or reflected in the notes thereto and (ii) Liabilities incurred since such date in the ordinary course of business. No Concord Entity has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a Concord Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7           Loan and Investment Portfolios. As of the date of this Agreement, all loans, discounts and financing leases reflected on the Concord Financial Statements were, and with respect to the Concord Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (b) evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests that have been perfected. Except as specifically set forth in Section 5.7 of the Concord Disclosure Memorandum, no Concord Entity is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by Concord to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by any Concord Entity, the FDIC or the OCC, or (iv) an obligation of any director, executive officer or 10% shareholder of any Concord Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

5.8           Absence of Certain Changes or Events. Since September 30, 2005, except as disclosed in the Concord Financial Statements delivered prior to the date of this Agreement or in Section 5.8 of the Concord Disclosure Memorandum or as contemplated in this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Concord Material Adverse Effect, (ii) Concord has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Concord Common Stock and (iii) the Concord Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Concord provided in Article 7. Except as may result from the transactions contemplated by this Agreement, no Concord Entity has, since the date of the Concord Financial Statements delivered prior to the date of this Agreement:

(a)           except as set forth in Section 5.8(a) of the Concord Disclosure Memorandum, borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its assets, sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate or (iv) incurred any other Liability or loss representing, individually or in the aggregate, over $100,000;

(b)           suffered over $100,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c)           experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d)           except as set forth in Section 5.8(d) of the Concord Disclosure Memorandum, had any customer with a loan of more than $100,000, or a deposit balance of more than $500,000, terminate, or received notice of such customer’s intent to terminate, its relationship with Concord;

(e)           failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f)           except as set forth in Section 5.8(f) of the Concord Disclosure Memorandum, forgiven any debt owed to it in excess of $100,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g)           except as set forth in Section 5.8(g) of the Concord Disclosure Memorandum, made any capital expenditure or capital addition or betterment in excess of $100,000;

(h)           except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Concord Financial Statements;

(i)            entered into any agreement, contract or commitment to do any of the foregoing; or

(j)            authorized or issued any additional shares of Concord Common Stock, preferred stock, or Equity Rights.

5.9           Tax Matters.

(a)           All Tax Returns required to be filed by or on behalf of any Concord Entity have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year and immediately preceding the Effective Time, and all Tax Returns filed by any Concord Entity are complete and accurate in all material respects. All Taxes shown on Tax Returns filed by any Concord Entity have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes relating to any Concord Entity, except as reserved against in the Concord Financial Statements delivered prior to the date of this Agreement. Except as disclosed in Section 5.9(a) of the Concord Disclosure Memorandum, no federal income Tax Return of a Concord Entity has been audited by the IRS. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation with respect to Taxes have been paid. There are no Liens with respect to Taxes upon any of the Assets of any Concord Entity.

(b)           No Concord Entity has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)           The provision for any Taxes due or to become due for all Concord Entities for the period or periods through and including the date of the respective Concord Financial Statements that has been made and is reflected on such Concord Financial Statements is sufficient to cover all such Taxes.

(d)           Deferred Taxes of all Concord Entities have been provided for in accordance with GAAP.

(e)           All Concord Entities are in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9, if applicable) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records contain information sufficient to identify all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

5.10          Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Allowance”) shown on the balance sheets of Concord included in the Concord Financial Statements and the Allowance shown on the balance sheets of Concord as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Concord and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Concord as of the dates thereof, and shall in no event be less than One Million One Hundred Thousand Dollars ($1,100,000) immediately prior to the Closing.

5.11          Assets.

(a)           Except as disclosed in Section 5.11(a) of the Concord Disclosure Memorandum or as disclosed or reserved against in the Concord Financial Statements delivered prior to the date of this Agreement, the Concord Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the Concord Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of the Concord Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such Concord Entities’ past practices. All Assets which are material to Concord’s business on a consolidated basis, held under leases or subleases by any Concord Entity, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b)           The Concord Entities have each paid all amounts due and payable under any insurance policies and guarantees applicable to such Concord Entity and its respective Assets and operations; all such insurance policies and guarantees are in full force and effect, and all material properties of each Concord Entity are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience. No Concord Entity has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Concord Entity under such policies.

(c)           With respect to each lease of any real property or personal property to which any Concord Entity is a party (whether as lessee or lessor), except for financing leases in which such Concord Entity is lessor, (i) such lease is in full force and effect in accordance with its terms against such Concord Entity; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by such Concord Entity; (iii) there exists no Default under such lease by any Concord Entity; and (iv) upon receipt of the consents described in Section 5.11(c) of the Concord Disclosure Memorandum, the Merger will not constitute a default or a cause for termination or modification of such lease.

(d)           No Concord Entity has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices.

(e)           Concord’s Assets include all material Assets required to operate the business of Concord as presently conducted.

5.12         Intellectual Property. Concord owns or has a license to use all of the Intellectual Property used by Concord in the course of its business. Concord is the owner of or has a license to any Intellectual Property sold or licensed to a third party by Concord in connection with Concord’s business operations, and Concord has the right to convey by sale or license any Intellectual Property so conveyed. No Concord Entity has received notice of Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of any Concord Entity with respect to Intellectual Property used, sold or licensed by a Concord Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of each Concord Entity’s business does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.12 of the Concord Disclosure Memorandum, no Concord Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.12 of the Concord Disclosure Memorandum, no officer, director or employee of any Concord Entity is a party to any Contract that restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Concord Entity.

5.13          Environmental Matters.

(a)           Except as disclosed in Section 5.13(a) of the Concord Disclosure Memorandum, the Concord Entities, their respective Participation Facilities, and their respective Operating Properties are, and have been, to the best of the Concord Entities’ Knowledge, in compliance with all Environmental Laws.

(b)           Except as disclosed in Section 5.13(b) of the Concord Disclosure Memorandum, there is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which any Concord Entity or any of their respective Operating Properties or Participation Facilities (or a Concord Entity in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance by any Concord Entity with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material caused by any Concord Entity, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by any Concord Entity or any of its respective Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c)           To the best of the Concord Entities’ Knowledge, during the period of (i) any Concord Entity’s ownership or operation of any of its Assets, (ii) any Concord Entity’s participation in the management of any Participation Facility, or (iii) any Concord Entity’s holding of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties. To the best of the Concord Entities’ Knowledge, prior to the period of (i) any Concord Entity’s ownership or operation of any of its Assets, (ii) any Concord Entity’s participation in the management of any Participation Facility, or (iii) any Concord Entity’s holding of a security interest in a Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property. To the best of the Concord Entities’ Knowledge, no lead-based paint or asbestos in any form is present in, at, on, under, about, or affecting (or potentially affecting) any Asset.

(d)           Concord has delivered to SBC true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Concord Entity pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by any Concord Entity or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(e)           There are no aboveground or underground storage tanks, whether in use or closed, in, at, on, under any Asset. Section 5.13(e) of the Concord Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of any Concord Entity at or from any Asset. Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

5.14         Compliance with Laws. Concord is a national bank whose deposits are and will at the Effective Time be insured by the FDIC. Each Concord Entity has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.14 of the Concord Disclosure Memorandum, none of the Concord Entities is:

(a)           in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

(b)           in Default under any Laws, Orders, or Permits applicable to its business or its employees; or

(c)           since January 1, 2004, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Concord Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring any Concord Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies or its management.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to SBC.

5.15         Labor Relations. No Concord Entity is a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor is any Concord Entity a party to any collective bargaining agreement, nor is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving any Concord Entity. To the Knowledge of Concord, there is no activity involving any of any Concord Entity’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.16         Employee Benefit Plans.

(a)           Concord has listed in Section 5.16(a) of the Concord Disclosure Memorandum, and has delivered or made available to SBC prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Concord Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Concord Benefit Plans”). Any of the Concord Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Concord ERISA Plan.” Each Concord ERISA Plan that is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a “Concord Pension Plan.” No Concord Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b)           No Concord ERISA Plan is or ever has been subject to Title IV of ERISA or the funding requirements of Section 412 of the Internal Revenue Code. Neither Concord nor its ERISA Affiliates contributes to, has any obligation to contribute to, or has any Liability under or with respect to any multi-employer plan (within the meaning of Section 3(37) of ERISA).

(c)           All Concord Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Except as set forth in Section 5.16(c) of the Concord Disclosure Memorandum, each Concord ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code (i) has received a favorable determination letter from the Internal Revenue Service issued in response to an application filed pursuant to Revenue Procedure 2000-27 or any subsequently issued Revenue Procedure or (ii) is entitled to rely upon an opinion letter issued in response to an application filed by the sponsor of a master, prototype or volume submitter plan pursuant to Revenue Procedure 2000-20 or any subsequently issued Revenue Procedure, and Concord does not have Knowledge of any circumstances likely to result in revocation of any such favorable determination or opinion letter or to disqualify any Concord Entity from relying upon such opinion letter to the fullest extent permitted under Revenue Procedure 2004-6. No Concord Entity has engaged in a transaction with respect to any Concord Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Concord Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(d)           Except as disclosed in Section 5.16(d) of the Concord Disclosure Memorandum, no Concord Entity has Liability for retiree health and life benefits under any of the Concord Benefit Plans and there are no restrictions on the rights of any Concord Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

(e)           Except as disclosed in Section 5.16(e) of the Concord Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Concord Entity from any Concord Entity under any Concord Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Concord Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(f)           The actuarial present values of all accrued nonqualified deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Concord Entities and their respective beneficiaries have been fully reflected on the Concord Financial Statements to the extent required by and in accordance with GAAP.

(g)           Each nonqualified deferred compensation plan, within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), maintained by any Concord Entity on or after January 1, 2005, has been operated in good faith compliance (within the meaning of Q&A 19(b) of IRS Notice 2005-1 (2005-2 I.R.B. 274) (“Notice 2005-1”)) with the requirements of Section 409A and Notice 2005-1 (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits in accordance with the terms of the plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii); provided that each such plan is amended (if and as necessary) on or before December 31, 2006 to comply with such requirements and the requirements of any applicable regulations issued under Section 409A.

5.17         Material Contracts.

(a)           Except as disclosed in Section 5.17(a) of the Concord Disclosure Memorandum or otherwise reflected in the Concord Financial Statements, no Concord Entity nor any of its respective Assets, businesses, or operations that is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any Concord Entity or the guarantee by any Concord Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract that prohibits or restricts any Concord Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Concord Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), and (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (the “Concord Contracts”). With respect to each Concord Contract and except as disclosed in Section 5.17(a) of the Concord Disclosure Memorandum: (i) the Contract is in full force and effect against Concord; (ii) no Concord Entity is in Default thereunder; (iii) no Concord Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of all Concord Entities for money borrowed is prepayable at any time by such Concord Entity without penalty or premium.

(b)           Except as disclosed in Section 5.17(b) of the Concord Disclosure Memorandum, no Contract relating to the provision of data processing, network communication, or other technical services to any Concord Entity (“Vendor Contracts”) imposes a fee or penalty for the early termination or assignment of such Vendor Contract which is in an amount in excess of $10,000 individually or $100,000 for all Vendor Contracts in the aggregate.

5.18         Legal Proceedings.

(a)           Except as disclosed in Section 5.18 of the Concord Disclosure Memorandum, there is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against any Concord Entity, or against any employee benefit plan of any Concord Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Concord. Section 5.18 of the Concord Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Concord Entity is a party and that names any Concord Entity as a defendant or cross-defendant or for which any Concord Entity has any potential Liability in excess of $50,000.

(b)           There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any Concord Entity as a result of examination by any Regulatory Authority.

(c)           No Concord Entity is subject to any written agreement, memorandum or order or decree with or by any Regulatory Authority, nor has any Concord Entity been advised by any Regulatory Authority that it is considering issuing or requesting any such written agreement, memorandum, order or decree.

5.19         Reports. Since December 31, 2004, all Concord Entities have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20         Accounting, Tax and Regulatory Matters. No Concord Entity has taken or agreed to take any action, and Concord has no Knowledge of any fact or circumstance, that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21         Community Reinvestment Act. To the best of its Knowledge, Concord has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

5.22         Privacy of Customer Information.

(a)           Each Concord Entity is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to its respective customers, former customers and prospective customers that will be transferred to the SBC Entities pursuant to this Agreement and the Agreement of Merger and the other transactions contemplated hereby. For purposes of this Section 5.22, “IIPI” shall include, without limitation, any information relating to an identified or identifiable natural person.

(b)           The collection and use of such IIPI by each Concord Entity, the transfer of such IIPI to the SBC Entities, and the use of such IIPI by the SBC Entities as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

5.23         Technology Systems.

(a)           Section 5.23(a) of the Concord Disclosure Memorandum contains a listing and description of the material electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by Concord (collectively, the “Technology Systems”), plus a description of the format in which data is stored on and created by such Technology Systems.

(b)           The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a Concord Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

(c)           Details of Concord’s disaster recovery and business continuity arrangements have been provided to SBC with the Concord Disclosure Memorandum.

(d)           Concord has not received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of Concord’s agreements or arrangements relating to the Technology Systems (including maintenance and support).

5.24         Bank Secrecy Act Compliance. To the best of its Knowledge, each Concord Entity is in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and related anti-money laundering and anti-terrorist funding laws and regulations, including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs, and the requirements of the Office of Foreign Assets Control (collectively, “BSA/AML Requirements”). To the best of its Knowledge, each Concord Entity has, to the extent required by BSA/AML Requirements, implemented a compliance program that adequately covers all BSA/AML Requirements, including, without limitation, the program elements as required by 12 C.F.R. §21.21. For purposes of this Section 5.24, “Knowledge” includes the the personal knowledge after due inquiry of each BSA officer and compliance officer of each Concord Entity, regardless of the title of such person, and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

5.25         Board Recommendation. The Board of Directors of Concord, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Concord Common Stock approve this Agreement.

5.26         Change in Control Agreements. Section 5.26 of the Concord Disclosure Memorandum lists all Contracts under which any employee, officer, director or shareholder of any Concord Entity would be entitled to a payment or payments either as a result of (a) the Merger or (b) of not receiving comparable employment by Summit Bank after the Effective Time (“Concord Change in Control Agreements”), and a description of such payments (“Change in Control Payments”).

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SBC

SBC hereby represents and warrants to Concord as follows:

6.1         Organization, Standing and Power.

(a)           SBC is a Georgia corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. SBC has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. SBC is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

(b)           Summit Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States. Summit Bank has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Summit Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

6.2           Authority; No Breach By Agreement.

(a)           SBC and Summit Bank each has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SBC and Summit Bank. Subject to receipt of the requisite Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of each of SBC and Summit Bank, enforceable against each of them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)           Neither the execution and delivery of this Agreement by SBC or Summit Bank, nor the consummation by SBC or Summit Bank of the transactions contemplated hereby, nor compliance by SBC or Summit Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of their respective Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any SBC Subsidiary or any resolution adopted by the board of directors or the shareholders of any SBC Entity that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SBC Entity under, any Contract or Permit of any SBC Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any SBC Entity or any of their respective material Assets (including any SBC Entity or Concord becoming subject to or liable for the payment of any Tax or any of the Assets owned by any SBC Entity or Concord being reassessed or revalued by any Taxing authority).

(c)           Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq National Market, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by SBC of the Merger and the other transactions contemplated in this Agreement.

6.3           Capital Stock. The authorized capital stock of SBC consists of 100,000,000 shares of SBC Common Stock, of which 5,694,604 shares are issued and outstanding. All of the issued and outstanding shares of SBC Common Stock are duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of SBC Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of SBC.

6.4           SEC Filings; Financial Statements.

(a)           SBC has timely filed and made available to Concord all SEC Documents required to be filed by SBC since December 31, 2002 (the “SBC SEC Reports”). The SBC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SBC SEC Reports or necessary in order to make the statements in such SBC SEC Reports, in light of the circumstances under which they were made, not misleading. No SBC Subsidiary is required to file any SEC Documents.

(b)           Each of the SBC Financial Statements (including, in each case, any related notes) contained in the SBC SEC Reports, including any SBC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of SBC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1           Affirmative Covenants of Each Party. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and material Assets and maintain its rights and franchises, and (c) take no action that would (i) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2           Negative Covenants of Concord. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of SBC shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, Concord covenants and agrees that it will not do or agree or commit to do any of the following:

(a)           amend its Articles of Incorporation, Bylaws or other governing instruments, or

(b)           incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of business of Concord consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Concord of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, Bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Concord Disclosure Memorandum); or

(c)           repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of its existing options and warrants), directly or indirectly, any shares, or any securities convertible into any shares, of Concord’s capital stock, or declare or pay any or make any other distribution in respect of Concord’s capital stock; or

(d)           issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Concord Common Stock or any other capital stock of Concord, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

(e)           adjust, split, combine or reclassify any shares of Concord Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Concord Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration. Notwithstanding the foregoing, should Concord receive an offer to purchase the undeveloped tract located at Bellaire and Synott roads (“Bellaire Tract”) in Houston, Texas for $1,500,000.00, Concord shall be allowed to sell same. In the event of a sale of the Bellaire Tract as provided in the foregoing sentence, one hundred percent (100%) of the net after-tax capital gain resulting from the sale (the “Bellaire Gain”) shall accrue to Summit and shall be added to the Total Equity Capital required of Concord under Section 9.2(g) of this Agreement. The broker listing agreement for the sale of the Bellaire Tract expires in January 2006 and Concord agrees not to renew the broker listing agreement; or

(f)           except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of Texas, or any subdivisions thereof that have maturities of seven years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g)           enter into or amend any employment Contract with any Person (unless such Contract or amendment is required by, or is necessary to comply with the requirements of, applicable Law or this Agreement) that Concord does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(h)           adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Concord other than any such adoption or change that is required by, or is necessary to comply with the requirements of, applicable Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by, or as permitted to effect compliance with the requirements of, applicable Law or as contemplated by this Agreement or the terms of such plans or consistent with past practice; or

(i)           make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(j)           commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of Concord for over $50,000 in money damages or any restrictions upon the operations of Concord; or

(k)           except in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $50,000.

7.3           Adverse Changes in Condition. Concord agrees to give written notice promptly to SBC upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Concord Material Adverse Effect, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.4           Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1           Applications. SBC shall prepare and file, and Concord shall cooperate in the preparation and, where appropriate, filing, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

8.2           Access to Technology Systems. Between the date of this Agreement and the Closing and during regular business hours, Concord shall afford to the officers, employees, and other authorized representatives of SBC access to Concord’s Technology Systems for the purpose of evaluating Concord’s Technology Systems and actions that will be required following Closing for SBC to continue to use the Technology Systems or to convert data to formats and media compatible with SBC systems. In carrying out its evaluation, SBC will schedule appointments in advance and will not unreasonably interfere Concord’s business.

8.3           Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement, including, but not limited to, the rights of Concord directors contained in Section 8.5(c). Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.4           Investigation and Confidentiality.

(a)           Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b)           Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c)           Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Concord Material Adverse Effect or an SBC Material Adverse Effect, as applicable.

8.5           No Solicitations.

(a)           Except as contemplated by Section 8.5(c) of this Agreement and prior to the Effective Time or until the termination of this Agreement, Concord shall not, without the prior written approval of SBC,

(i)           directly or indirectly solicit or initiate inquiries or proposals with respect to any Acquisition Proposal; or

(ii)          furnish any information regarding, or enter into any Contract with respect to or participate in any, Acquisition Proposal; or

(iii)         withdraw its recommendation to the Concord shareholders regarding the Merger or make a recommendation regarding any Acquisition Transaction.

(b)           Concord shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above and will notify SBC immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with any of its officers, directors, agents and affiliates.

(c)           Nothing contained in this Section 8.5 shall prohibit any officer or director of Concord from taking, or refrain from taking, any action, including actions required or prohibited by Sections 8.5(a)(iii) or 8.5(b) or 8.5(e), provided that the Board of Directors of Concord has determined in good faith, upon the written opinion of legal counsel, that such action or inaction is required by law or is required to discharge his or her fiduciary duties to Concord and its shareholders.

(d)           Concord shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted with respect to any Acquisition Transaction except those contemplated by this Agreement.

(e)           Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

8.6           Press Releases. Prior to the Effective Time, Concord and SBC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby and shall not make any public disclosure except as agreed upon between the Parties; provided that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure that its legal counsel determines is required or advisable in order to satisfy such Party’s (the “Disclosing Party”) disclosure obligations imposed by Law.

8.7           Charter Provisions. Concord shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under Concord’s Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of SBC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Concord that may be directly or indirectly acquired or controlled by them.

8.8           Indemnification and Insurance.

SBC covenants and agrees that:

(a)           all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Concord’s Articles of Incorporation and Bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which SBC is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between SBC and the Indemnified Party.

(b)           Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against SBC under such subparagraph, notify SBC in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, SBC shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from SBC to such Indemnified Party of its election so to assume the defense thereof, SBC shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if SBC elects not to assume such defense or if counsel for the Indemnified Party advises SBC in writing that there are material substantive issues that raise conflicts of interest between SBC or Concord and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and SBC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, SBC shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(c)           Concord shall cause the persons serving as its officers or directors immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Concord with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that (i) SBC may substitute a policy or policies with at least the same coverage and amounts and terms and conditions that are no less advantageous (or with Concord’s consent, give prior to the Effective Time, any other policy); and (ii) the aggregate premium to be paid by Concord for such insurance shall not exceed 150% of the most current annual premium paid by Concord for its directors and officers liability insurance, without SBC’s prior approval.

(d)           If SBC or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of SBC shall assume the obligations set forth in this Section 8.8.

(e)           The provisions of this Section 8.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.9           Employee Benefits and Contracts. Following the Effective Time, Summit Bank shall provide generally to officers and employees of Concord (who continue employment with Summit Bank or any of its Subsidiaries) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by Summit Bank to its other similarly situated officers and employees. For purposes of benefit accrual (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a “plan” within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with Concord prior to the Effective Date shall be counted. Summit Bank shall also honor in accordance with their terms (and, to the extent necessary to effect compliance with the requirements of Section 409A and Notice 2005-1, shall amend) all Concord Benefit Plans and consulting and other contracts of a compensatory nature to the extent disclosed in the Concord Disclosure Memorandum between Concord and any of its current or former directors, employees, independent contractors, or retirees, or their spouses or dependants, and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by Summit Bank by reason of this Section 8.9. If, during the calendar year in which falls the Effective Time, Summit Bank shall terminate any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more Concord employees, directors, retirees or independent contractors, or their spouses or dependants, participated immediately prior to the Effective Time (a “Concord Plan”), Summit Bank shall use its best efforts to cause any successor group health plan to waive any underwriting requirements; to give credit for any such person’s participation in the Concord Plan prior to the Effective Time for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such person under a Concord Plan prior to the Effective Time towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. Summit Bank also shall be considered a successor employer for and shall provide to “qualified beneficiaries,” determined immediately prior to the Effective Time, under any Concord Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Time under either the Concord Plan or any successor group health plan maintained by Summit Bank. At the request of Summit Bank, Concord will take all appropriate action to terminate, prior to the Effective Time, any Concord ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1           Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

(a)           Shareholder Approval. The shareholders of Concord shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Concord’s articles and bylaws and other governing instruments.

(b)           Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

(c)           Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(d)           Opinion of Financial Advisor. Concord shall have received the opinion of an appropriate financial advisor to be appointed by Concord, to the effect that the Consideration to be received by the holders of Concord Common Stock is fair, from a financial point of view, to such holders, a signed copy of which shall have been delivered to SBC.

9.2           Conditions to Obligations of SBC. The obligations of SBC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SBC pursuant to Section 11.6(a):

(a)           Representations and Warranties. The representations and warranties of Concord set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have a Concord Material Adverse Effect.

(b)           Performance of Agreements and Covenants. Each and all of the agreements and covenants of Concord to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)           Certificates. Concord shall have delivered to SBC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Concord, Section 9.2(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Concord’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SBC and its counsel shall request.

(d)           Opinion of Counsel. Concord shall have delivered to SBC an opinion of Stumpf Craddock Massey & Farrimond dated as of the Closing Date, covering those matters set forth in Exhibit “B” hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) or the American Bar Association (the “Interpretive Standards”).

(e)           Equity Rights. All outstanding Equity Rights relating to the capital stock of Concord shall have been exercised or cancelled prior to the Effective Time. No Equity Rights relating to the capital stock of Concord, whether vested or unvested, shall be outstanding immediately preceding the Effective Time.

(f)           Noncompete Agreements. SBC shall have received from each director of Concord a signed mutually satisfactory noncompete agreement providing that for a period of two years after the Effective Time, such director will not serve on the board of directors of any financial institution (or holding company therefore) with offices located within a 50 mile radius of 6588 Corporate Drive, Houston, Texas 77036.

(g)           Equity Capital. Concord shall have no less than Eleven Million Eight Hundred and Fifty Thousand Dollars ($11,850,000) in Total Equity Capital immediately prior to the Closing plus, if the Bellaire Tract is sold as provided in Section 7.2(e) of this Agreement, an additional amount equal to the Bellaire Gain (as defined in Section 7.2(e)). Notwithstanding anything contained in this Agreement to the contrary, any amount of Total Equity Capital in excess of the greater of (i) $11,850,00.00 or (ii) the sum of $11,850,000 plus the Bellaire Gain in the event the Bellaire Tract is sold as provided in Section 7.2(e), shall remain the property of Concord and shall be paid and/or distributed prior to Closing as the board of directors of Concord determines in its sole discretion.

(h)           Minimum Allowance for Possible Loan Losses. Concord shall have immediately prior to Closing an Allowance of no less than One Million, One Hundred Thousand Dollars ($1,100,000).

(i)           Consents and Approvals. Concord shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of Concord which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Concord Material Adverse Effect; and no Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of SBC would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, SBC would not, in its reasonable judgment, have entered into this Agreement.

(j)           No Unacceptable Regulatory Conditions. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of SBC would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, SBC would not, in its reasonable judgment, have entered into this Agreement.

(k)           Outstanding Concord Shares. There shall be no more than 620,000 issued and outstanding shares of Concord Common Stock immediately prior to the Effective Date, excluding shares held in the treasury of Concord or any Subsidiary of Concord (other than in a fiduciary capacity or as a result of debts previously contracted), which treasury shares shall be canceled and extinguished immediately prior to the Effective Time as provided in Section 3.1(b) of this Agreement.

9.3           Conditions to Obligations of Concord. The obligations of Concord to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Concord pursuant to Section 11.6(b):

(a)           Representations and Warranties. The representations and warranties of SBC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have an SBC Material Adverse Effect.

(b)           Performance of Agreements and Covenants. Each and all of the agreements and covenants of SBC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)           Certificates. SBC shall have delivered to Concord (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to SBC, Section 9.3(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by SBC’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Concord and its counsel shall request.

(d)           Opinion of Counsel. SBC shall have delivered to Concord an opinion of Powell Goldstein LLP, counsel to SBC, dated as of the Closing Date, covering those matters set forth in Exhibit “A” hereto, which opinion may be rendered in accordance with the Interpretive Standards.

ARTICLE 10
TERMINATION

10.1         Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Concord, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)           By mutual written consent of the Boards of Directors of SBC and Concord; or

(b)           By the Board of Directors of SBC (provided that SBC is not then in material breach of any of its representations, warranties, covenants, or other agreements contained in this Agreement) in the event of a material breach by Concord of any its representations, warranties, covenants or agreements contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to Concord of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph 10.1(f) below) and which breach is reasonably likely, in the opinion of SBC, to have, individually or in the aggregate, a Concord Material Adverse Change; or

(c)           By the Board of Directors of Concord (provided that Concord is not then in material breach of any of its representations, warranties, covenants, or other agreements contained in this Agreement) in the event of a material breach by SBC of any its representations, warranties, covenants or agreements contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to SBC of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph 10.1(f) below) and which breach is reasonably likely, in the opinion of Concord, to have, individually or in the aggregate, an SBC Material Adverse Change; or

(d)           By the Board of Directors of SBC in the event of a Concord Material Adverse Effect; or

(e)           By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Concord fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(f)           By the Board of Directors of either Party in the event that the Merger shall not have been consummated by April 30, 2006, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(f); or

(g)           By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or waived by the date specified in Section 10.1(f), provided that the failure to consummate the Merger is not caused by the Party electing to terminate pursuant to this Section 10.1(g); or

(h)           By the Board of Directors of SBC if the Board of Directors of Concord:

(i)           shall withdraw, modify or change its recommendation to the Concord shareholders with respect to this Agreement or the Merger, or shall have resolved to do any of the foregoing, other than as a result of a condition that would have allowed the Board of Directors of Concord to terminate this Agreement under Section 10.1(c) hereof or as a result of circumstances in Section 10.1(i) below; or

(ii)          either recommends to the Concord shareholders or affirmatively approved any Acquisition Transaction, or resolves to enter into or approve any Acquisition Transaction, or makes any announcement of any agreement to enter into an Acquisition Transaction; or

(i)           By the Board of Directors of Concord if Concord receives a bona fide written offer with respect to an Acquisition Transaction, and the Board of Directors of Concord determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Concord’s shareholders than the transactions contemplated by this Agreement.

(j)           By the Board of Directors of SBC if the holders of more than 10% in the aggregate of the Outstanding Concord Shares (1) vote such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and (2) exercise their dissenters’ rights in accordance with 12 USC 215a.

10.2         Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 10.4, Section 10.5, Article 11 and Section 8.4(b) shall survive any such termination and abandonment.

10.3         Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Article 10 and Articles 1, 2, 3, 4 and 11 and Sections 8.4 and 8.8.

10.4         Termination Payment.

(a)           If this Agreement is terminated by Concord pursuant to Section 10.1(i) of this Agreement, then Concord (or its successor) shall pay or cause to be paid to SBC, upon demand, a termination payment of $1,000,000 payable in same day funds.

(b)           Concord (or its successor) shall pay or cause to be paid to SBC, upon demand, a termination payment of $1,000,000 payable in same day funds, in the event that SBC terminates this Agreement after the Board of Directors of Concord has:

(i)           withdrawn, modified or changed its recommendation to the Concord shareholders with respect to this Agreement or the Merger, or resolved to do any of the foregoing, other than as a result of a condition that would have allowed the Board of Directors of Concord to terminate this Agreement under Section 10.1(c) hereof or as a result of circumstances in Section 10.1(i) hereof; or

(ii)          either recommended to the Concord shareholders or affirmatively approved any Acquisition Transaction, or resolved to enter into or approve any Acquisition Transaction, or made any announcement of any agreement to enter into an Acquisition Transaction.

(c)           The Parties agree that the termination payments provided for by Section 10.4(a) and (b) are for liquidated damages and not as a penalty, and that the payments are a reasonable estimate of the damages to be sustained by SBC and that such damages would be difficult or are impossible to determine.

(d)           Final settlement with respect to payments to be made under this Section 10.4 shall be made within thirty (30) days after the termination of this Agreement. Payment made by Concord to SBC pursuant to this Section 10.4 shall constitute full and complete satisfaction of any claims by SBC or Summit and shall be SBC’s sole and exclusive remedy in connection with SBC’s termination of this Agreement pursuant to subsection 10.1(h) or 10.1(i).

(e)           If this Agreement is terminated and the Merger abandoned pursuant to Section 10.1(f) of this Agreement, then neither Party shall be liable to the other for payment of the termination payments provided for by Sections 10.4(a) or 10.4(b).

10.5         Reimbursement of Expenses. Notwithstanding the provisions of Section 11.2 of this Agreement, if this Agreement is terminated pursuant to subsection 10.1(b) or 10.1(c), the breaching Party shall pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents (collectively, “Transaction Expenses”), provided that the breach Party shall not be liable to the non-breaching Party for Transaction Expenses in excess of $100,000. Final settlement with respect to payments to be made under this Section 10.5 shall be made within thirty (30) days after the termination of this Agreement. This Section 10.5 shall be the non-breaching Party’s sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1         Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer other disposition of all or substantially all of the assets of Concord, or the beneficial ownership or 15% or more of any class of Concord capital stock; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Concord capital stock.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Allowance” has the meaning given in Section 5.10 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Closing Date” shall mean the date on which the Closing occurs.

“Concord Change in Control Agreement” shall have the meaning given in Section 5.28 of this Agreement.

“Concord Common Stock” shall mean the $5.00 par value common stock of Concord.

“Concord Disclosure Memorandum” shall have the meaning set forth in Article 5.

“Concord Entities” shall mean, collectively, Concord and all Concord Subsidiaries.

“Concord Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of Concord as of December 31, 2004 and 2003, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), and (ii) the unaudited balance sheets (including related notes and schedules, if any) of Concord as of September 30, 2005, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the nine month period ended September 30, 2005, as delivered by Concord to SBC prior to execution of this Agreement.

“Concord Material Adverse Change” shall mean a material adverse change in the financial position, business, or results of operations of Concord and its Subsidiaries, taken as a whole, excluding changes caused by (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of any Concord Entity taken with the prior informed written Consent of SBC in contemplation of the transactions contemplated hereby, (d) any formal or informal action of a Regulatory Authority that does not prevent the receipt of all required Consents for the transactions contemplated by this Agreement, or (e) the direct effects of compliance with this Agreement on the operating performance of Concord, including expenses incurred by Concord in consummating the transactions contemplated by this Agreement.

“Concord Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Concord and its Subsidiaries, taken as a whole, or (ii) the ability of Concord to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Concord Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of any Concord Entity taken with the prior informed written Consent of SBC in contemplation of the transactions contemplated hereby, (d) any formal or informal action of a Regulatory Authority that does not prevent the receipt of all required Consents for the transactions contemplated by this Agreement, or (e) the direct effects of compliance with this Agreement on the operating performance of any Concord Entity, including expenses incurred by Concord in consummating the transactions contemplated by this Agreement.

“Concord Subsidiaries” shall mean the Subsidiaries of Concord and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Concord in the future and held as a Subsidiary by Concord at the Effective Time.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Consideration” shall mean an amount in cash equal to $23,700,000.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenting Shares” shall mean those shares with respect to which the holders thereof have perfected dissenters’ rights under 12 USC 215a.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean an entity that is treated as a single employer with Concord for purposes of Section 414 of the Internal Revenue Code.

“Exhibits” A and B shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance, or a hazard, or threat of the same, to public health, human health or the Environment.

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the Banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Nasdaq National Market” shall mean the National Market System of The Nasdaq Stock Market, Inc.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Outstanding Concord Shares” has the meaning given in Section 3.1(a) of this Agreement.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean Concord, Summit Bank, or SBC, and “Parties” shall mean all of Concord, Summit Bank, and SBC.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” shall mean the proxy statement used by Concord to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of SBC relating to the issuance of the SBC Common Stock to holders of Concord Common Stock.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, Internal Revenue Service, Department of Labor, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SBC Common Stock” shall mean the $0.01 par value common stock of SBC.

“SBC Entities” shall mean, collectively, SBC, The Summit National Bank, and all other SBC Subsidiaries.

“SBC Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of SBC as of December 31, 2004 and 2003, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by SBC in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of SBC as of September 30, 2005, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as delivered by SBC to Concord prior to execution of this Agreement.

“SBC Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of SBC and its Subsidiaries, taken as a whole, or (ii) the ability of SBC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “SBC Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of SBC (or any of its Subsidiaries) taken with the prior informed written Consent of Concord in contemplation of the transactions contemplated hereby, (d) any formal or informal action of a Regulatory Authority that does not prevent the receipt of all required Consents for the transactions contemplated by this Agreement, or (e) the direct effects of compliance with this Agreement on the operating performance of SBC, including expenses incurred by SBC in consummating the transactions contemplated by this Agreement.

“SBC Subsidiaries” shall mean the Subsidiaries of SBC and any corporation, bank, savings association, or other organization acquired as a Subsidiary of SBC in the future and held as a Subsidiary by SBC at the Effective Time.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of Concord to be held pursuant to this Agreement, including any adjournment or adjournments thereof.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Surviving Bank” shall mean The Summit National Bank as the surviving bank resulting from the Merger.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Total Equity Capital” calculated in the manner as reflected on Concord’s Financial Statements as of the date of the signing of this Agreement, which shall exclude all amounts reserved for by Concord as required by this Agreement and all other amounts reserved by Concord, including without limitation loan loss reserves and Tax reserves.

(b)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2         Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3         Brokers and Finders. Except as disclosed in Section 11.3 of the Concord Disclosure Memorandum and Section 11.3 of the SBC Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Concord or by SBC, each of Concord and SBC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4         Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.5         Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Concord Common Stock, there shall be made no amendment that pursuant to applicable law requires further approval by such shareholders without the further approval of such shareholders.

11.6         Waivers.

(a)           Prior to or at the Effective Time, SBC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Concord, to waive or extend the time for the compliance or fulfillment by Concord of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SBC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SBC.

(b)           Prior to or at the Effective Time, Concord, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SBC, to waive or extend the time for the compliance or fulfillment by SBC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Concord under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Concord.

(c)           The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7         Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8         Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Concord:		Concord Bank, National Association
6588 Corporate Drive
Houston, Texas 77036
Attention: Mr. Ning Weng, Chairman of the Board,
President, and Chief Executive Officer

With a copy to:		C. Mark Murrah
Stumpf Craddock Massey & Farrimond
1400 Post Oak Blvd., suite 400
Houston, Texas 77056

SBC or Summit Bank:		Summit Bank Corporation
4360 Chamblee-Dunwoody Road
Atlanta, Georgia 30341
	Attention:	Pin Pin Chau,
Chief Executive Officer

With a copy to:		Walter G. Moeling, IV, Esq.
Powell Goldstein LLP
1201 West Peachtree Street, N.E.
Atlanta, Georgia 30309

11.9         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11       Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12       Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

11.13       Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SUMMIT BANK CORPORATION

By:	/s/ Pin Pin Chau
Pin Pin Chau
Chief Executive Officer

THE SUMMIT NATIONAL BANK

By:	/s/ Pin Pin Chau
Pin Pin Chau
President and Chief Executive Officer

CONCORD BANK, NATIONAL ASSOCIATION

By:	/s/ Ning Weng
Ning Weng
Chairman of the Board, President, and Chief Executive Officer

EXHIBIT “A”

MATTERS AS TO WHICH
POWELL GOLDSTEIN LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.3(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1.         SBC is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2.         The execution and delivery by SBC of the Agreement do not, and if SBC were now to perform its obligations under the Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of SBC or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any SBC Entity is a party or by which either is bound.

3.         The Agreement has been duly and validly executed and delivered by SBC, and, assuming valid authorization, execution and delivery by Concord, constitutes a valid and binding agreement of SBC enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

EXHIBIT “B”

MATTERS AS TO WHICH
STUMPF CRADDOCK MASSEY & FARRIMOND WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.2(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1.         Concord is a bank existing and in good standing under the laws of the United States with corporate power and authority to conduct its business and to own and use its Assets.

2.         Concord's authorized capital stock consists of _____ shares of Concord Common Stock, of which, to our knowledge, __________ shares were outstanding as of _______, 2005 and _______ shares were outstanding as of the Closing Date. To our knowledge, the shares of Concord Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Concord to issue or acquire any of its equity securities.

3.         The execution and delivery by Concord of the Agreement do not, and if Concord were now to perform its obligations under the Agreement, such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of Concord or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under, any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which Concord is a party or by which either is bound.

4.         The Agreement has been duly and validly executed and delivered by Concord and assuming valid authorization, execution and delivery by SBC, constitutes a valid and binding agreement of Concord enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.